EXHIBIT 99

                                 PRESS RELEASE

EXHIBIT 99


                 NEXHORIZON COMMUNICATIONS EXECUTES MANAGEMENT
                   AND PURCHASE AGREEMENT FOR CABLE TV SYSTEM

Broomfield, CO--May 16, 2007--NexHorizon Communications, Inc. (OTC-BB: NXHZ) today announced that it agreed to acquire the assets of Chula Vista Cable, LP and the company National City Cable, Inc. both California entities. The Purchase Agreements call for NexHorizon to begin managing the cable systems effective June 1, 2007 for a period not to exceed 120 days or upon completion of the systems audit as required by the Securities and Exchange Commission. Combined, the cable systems pass more then 40,000 homes in the greater San Diego, California metropolitan area. The Systems currently provide video and High-speed services to residents and businesses in the immediate areas.

"This is a significant development in the execution of our strategic business plan, said Calvin D. Smiley, Sr. NexHorizon Communications CEO. "We are pleased to be working with Barbara Altbaum and her entire staff as we look to create a next generation communications provider to build upon what has already been achieved and to offer expanded digital video services, High-speed and digital phone."

Barbara Altbaum, President and Managing General Partner of the Systems said, "The NexHorizon Business model comes at the right time for our cable systems and the current and future customers we serve. Cal and his entire team have a great opportunity to add additional value in the communities we serve. In the next several weeks we will be working closely with NexHorizon management and there advisory staff to complete the audit and expand our services.

About NexHorizon Communications, Inc.

NexHorizon Communications, Inc. (OTC BB: NXHZ) is focused on delivering broadband solutions to rural communities through strategic acquisitions and mergers accretive to its shareholders. The Company's strategic business plan targets rural cable television system providers and synergistic cable technologies to consolidate and upgrade; resulting in increased bandwidth, improved reliability and customer service satisfaction building value for its shareholders. NexHorizon is focused on delivering a true "triple-play" of digital video, High-Speed data, Voice over Internet Protocol (VoIP), and other advanced broadband solutions.


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SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by NexHorizon Communications, Inc. (NexHorizon) may differ materially from these statements due to a number of factors. NexHorizon assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

For more information contact:


Calvin D. Smiley, Sr. CEO NexHorizon      303-404-9700


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